--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                      AMONG


                         FLEXTRONICS INTERNATIONAL LTD.


                            SLALOM ACQUISITION CORP.

                                       AND


                               THE DII GROUP, INC.













                                                               NOVEMBER 22, 1999


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE MERGER...........................................................1


1.1   THE MERGER...............................................................1

1.2   TIMING OF THE MERGER.....................................................2

1.3   EFFECT OF THE MERGER.....................................................2

1.4   EFFECT ON CAPITAL STOCK..................................................3

1.5   SURRENDER OF CERTIFICATES................................................4

1.6   DIRECTOR OF PARENT.......................................................6

1.7   TAX AND ACCOUNTING CONSEQUENCES..........................................7

1.8   TAKING OF NECESSARY ACTION; FURTHER ACTION...............................8


ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY..........................8

2.1   ORGANIZATION AND GOOD STANDING...........................................8

2.2   SUBSIDIARIES AND OTHER INTERESTS.........................................8

2.3   CERTIFICATE OF INCORPORATION AND BYLAWS..................................8

2.4   AUTHORITY................................................................9

2.5   COMPANY CAPITAL STRUCTURE...............................................10

2.6   OBLIGATIONS WITH RESPECT TO CAPITAL STOCK...............................11

2.7   SEC FILINGS; COMPANY FINANCIAL STATEMENTS...............................12

2.8   ABSENCE OF CERTAIN CHANGES OR EVENTS....................................13

2.9   TAXES...................................................................15

2.10  TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES............................17

2.11  INTELLECTUAL PROPERTY...................................................18

2.12  COMPLIANCE WITH LAW; PERMITS; RESTRICTIONS..............................19

2.13  LITIGATION..............................................................19

2.14  EMPLOYEE BENEFIT PLANS..................................................19

2.15  ENVIRONMENTAL MATTERS...................................................23

2.16  AGREEMENTS, CONTRACTS AND COMMITMENTS...................................25

2.17  CHANGE OF CONTROL PAYMENTS..............................................26

2.18  INSURANCE...............................................................26

2.19  CUSTOMERS AND SUPPLIERS.................................................27


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                               TABLE OF CONTENTS
                                   (continued)
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2.20  INVENTORY...............................................................27

2.21  RELATED PARTIES.........................................................28

2.22  DISCLOSURE..............................................................28

2.23  BOARD APPROVAL..........................................................29

2.24  FAIRNESS OPINION........................................................29

2.25  BROKERS' AND FINDERS' FEES..............................................29

2.26  AFFILIATES..............................................................29

2.27  POOLING OF INTERESTS....................................................29

2.28  NO EXISTING DISCUSSIONS.................................................30

2.29  DGCL SECTION 203 NOT APPLICABLE.........................................30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........30

3.1   ORGANIZATION............................................................30

3.2   SUBSIDIARIES AND OTHER INTERESTS........................................30

3.3   CERTIFICATE OF INCORPORATION AND BYLAWS.................................30

3.4   AUTHORITY...............................................................31

3.5   PARENT AND MERGER SUB CAPITAL STRUCTURE.................................32

3.6   OBLIGATIONS WITH RESPECT TO CAPITAL STOCK...............................33

3.7   SEC FILINGS; PARENT FINANCIAL STATEMENTS................................33

3.8   ABSENCE OF CERTAIN CHANGES OR EVENTS....................................35

3.9   TAXES...................................................................36

3.10  TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES............................37

3.11  INTELLECTUAL PROPERTY...................................................38

3.12  COMPLIANCE WITH LAW; PERMITS; RESTRICTIONS..............................38

3.13  LITIGATION..............................................................39

3.14  EMPLOYEE BENEFIT PLANS..................................................40

3.15  ENVIRONMENTAL MATTERS...................................................41

3.16  INSURANCE...............................................................42

3.17  CUSTOMERS AND SUPPLIERS.................................................43

3.18  INVENTORY...............................................................43

                               TABLE OF CONTENTS
                                   (continued)
                                                                            Page
                                                                            ----
3.19  INVENTORY...............................................................43

3.20  DISCLOSURE..............................................................44

3.21  BOARD APPROVAL..........................................................44

3.22  BROKERS' AND FINDERS' FEES..............................................44

3.23  AFFILIATES..............................................................44

3.24  POOLING OF INTERESTS....................................................44

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME................................44

4.1   CONDUCT OF BUSINESS.....................................................44

4.2   COOPERATION.............................................................49

ARTICLE V ADDITIONAL AGREEMENTS...............................................49

5.1   PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT;
       ANTITRUST AND CERTAIN OTHER FILINGS....................................49

5.2   MEETING OF COMPANY STOCKHOLDERS.........................................50

5.3   MEETING OF PARENT SHAREHOLDERS..........................................52

5.4   CONFIDENTIALITY; ACCESS TO INFORMATION; STANDSTILL......................53

5.5   NO SOLICITATION.........................................................54

5.6   PUBLIC DISCLOSURE.......................................................55

5.7   REASONABLE EFFORTS; NOTIFICATION........................................56

5.8   THIRD PARTY CONSENTS....................................................57

5.9   STOCK OPTIONS, WARRANTS, ESPP AND EMPLOYEE BENEFITS.....................57

5.10  FORM S-8................................................................59

5.11  NASDAQ QUOTATION........................................................59

5.12  INDEMNIFICATION;  INSURANCE.............................................59

5.13  AFFILIATE AGREEMENTS....................................................60

5.14  LETTER OF COMPANY'S ACCOUNTANTS.........................................60

5.15  LETTER OF PARENT'S ACCOUNTANTS..........................................61

5.16  TAKEOVER STATUTES.......................................................61

5.17  STOCKHOLDER LITIGATION..................................................61

5.18  POOLING ACCOUNTING......................................................61

5.19  RIGHTS AGREEMENT........................................................61

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                               TABLE OF CONTENTS
                                   (continued)
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ARTICLE VI  CONDITIONS TO THE MERGER..........................................62

6.1   CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER............62

6.2   ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY.........................63

6.3   ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB.......64

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER................................65

7.1   TERMINATION.............................................................65

7.2   NOTICE OF TERMINATION; EFFECT OF TERMINATION............................67

7.3   FEES AND EXPENSES.......................................................67

7.4   AMENDMENT...............................................................68

7.5   EXTENSION; WAIVER.......................................................68

ARTICLE VIII GENERAL PROVISIONS...............................................69

8.1   NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................69

8.2   NOTICES.................................................................69

8.3   INTERPRETATION; CERTAIN DEFINED TERMS...................................69

8.4   COUNTERPARTS............................................................71

8.5   ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.............................71

8.6   SEVERABILITY............................................................71

8.7   OTHER REMEDIES; SPECIFIC PERFORMANCE....................................72

8.8   GOVERNING LAW...........................................................72

8.9   RULES OF CONSTRUCTION...................................................72

8.10  ASSIGNMENT..............................................................72

8.11  DISCLOSURE LETTER.......................................................72

8.12  WAIVER OF JURY TRIAL....................................................72

                                INDEX OF EXHIBITS



Exhibit A    Form of Company Option Agreement

Exhibit B    Form of Company Voting Agreement

Exhibit C    Form of Parent Voting Agreement

Exhibit D    Form of Company Affiliate Agreement

Exhibit E    Form of Parent Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 22, 1999, among Flextronics International Ltd., a Singapore company ("Parent"), Slalom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and The Dii Group, Inc., a Delaware corporation ("Company").


                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Law, Parent and Company intend to enter into a business combination transaction.

     B. The Merger (as defined in Section 1.1) is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Code. The Merger is intended to be treated as a "pooling of interests" for accounting and financial reporting purposes.

     C. The respective Boards of Directors of Parent and Company have: (i) determined that the Merger is advisable and fair to, and in the best interests of, Parent and Company and their respective stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) determined to recommend that the respective shareholders of Parent and Company adopt and approve this Agreement and approve the Merger.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Company Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit A (the "Company Option Agreement"). The Board of Directors of Company has approved the Company Option Agreement.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain executive officers and directors of Company are entering into voting agreements in substantially the form attached hereto as Exhibit B (the "Company Voting Agreements").

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Company's willingness to enter into this Agreement, certain executive officers and directors of Parent are entering into voting agreements in substantially the form attached hereto as Exhibit C (the "Parent Voting Agreements").

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined herein) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation, and Company as the surviving corporation will become a wholly-owned subsidiary of Parent. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Timing of the Merger.

     (a) Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such form as is required by the relevant provisions of Delaware Law, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger"). The effective time (the "Effective Time") shall occur upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or on such other date as may be agreed in writing by Company and Parent and specified in the Certificate of Merger, and shall occur as soon as practicable on or after the Closing (as herein defined).

     (b) Closing. The closing of the Merger (the "Closing") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306, on April 3, 2000; or if each of the conditions set forth in Article VI shall not then have been satisfied or waived, as soon as practicable thereafter (but not more than two (2) business days after the satisfaction or waiver of each of such conditions), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"); provided, that Parent shall be entitled, by written notice to Company, to specify that the Closing Date shall be such other date as may be specified in such written notice (which other date shall be after January 31, 2000 and before April 3, 2000, and shall be not less than five business days after the date of such notice), if each of the conditions set forth in Article VI (other than the conditions set forth in Sections 6.1(f), 6.2(d), 6.3(e) and the last sentence of each of Sections 6.2(a) and 6.3(a)) shall have been satisfied or waived at or before the date of such notice, in which case the Closing Date shall be such date as may be specified in such written notice.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Company and Merger Sub shall become the liabilities of the Surviving Corporation.

     (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     (c) Directors and Officers of Surviving Corporation. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.4 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

     (a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of Company (the "Company Common Stock") that is issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.4(d), will be canceled and extinguished and automatically converted (subject to Sections 1.4(c) and 1.4(f)) into the right to receive, and shall be exchangeable for .805 (the "Exchange Ratio") of an ordinary share, par value S$0.01 per share, in the capital of Parent (the "Parent Ordinary Shares").

     (b) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options and other rights to purchase or receive Company Common Stock then outstanding under Company's 1993 Stock Option Plan, 1994 Stock Incentive Plan, KMOS Semiconductor, Inc. 1989 Stock Option Plan, KMOS Semiconductor, Inc. 1990 Non-Qualified Stock Option Plan, OAC Acquisition Corp. 1992 Stock Option/Stock Issuance Plan, Orbit Semiconductor, Inc. 1994 Stock Incentive Plan and any options that were not granted under any such plans (collectively, the "Company Stock Option Plans") shall be assumed by Parent in accordance with Section 5.9 of this Agreement. Rights outstanding under Company's 1994 Employee Stock
Purchase Plan (the "ESPP") and Company's 1997 Non-Employee Directors' Stock Compensation Plan (the "Directors' Stock Plan") shall be treated as set forth in Sections 5.9(c) and 5.9(d) of this Agreement.

     (c) Fractional Shares. No fraction of a Parent Ordinary Share will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the last sale price of one Parent Ordinary Share on the last trading day prior to the Effective Time, as reported on the Nasdaq Stock Market.

     (d) Cancellation of Company-Owned and Parent-Owned Stock and Preferred Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     (e) Capital Stock of Merger Sub. Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the Common Stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

     (f) Adjustments to Exchange Ratio. If, between the date hereof and the Effective Time Parent (i) recapitalizes either through a split-up of its outstanding shares into a greater number of shares, or through a combination of its outstanding shares into a lesser number of shares, or (ii) reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or (iii) declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the Exchange Ratio will be adjusted appropriately so as to maintain the proportionate interests of the stockholders of Company in the outstanding Parent Ordinary Shares.

     (g) Restricted Stock. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Company upon any termination of the stockholders' employment, directorship, consulting or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger ("Company Restricted Stock"), then the Parent Ordinary Shares issued upon the conversion of such shares of Company Common Stock in the Merger will, to the extent permitted by applicable law, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such Parent Ordinary Shares may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is, to the extent permitted by applicable law, entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement other than with respect to any such repurchase option, risk of forfeiture or other condition that by its terms lapses upon consummation of the Merger. A listing of the holders of Company Restricted Stock, together with the number of shares of Company Restricted Stock held by each, is set forth on Part 1.4(g) of the Company Disclosure Letter.

     1.5 Surrender of Certificates.

     (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger pursuant to an exchange agent agreement reasonably acceptable to Company.

     (b) Provision of Share Certificates for Parent Ordinary Shares and Cash. Promptly, and in no event later than the tenth (10th) business day, after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, certificates representing the Parent Ordinary Shares issuable pursuant to Section 1.4 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment of cash in lieu of fractional shares pursuant to Section 1.4(c) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.5(d) (such Parent Ordinary Shares and cash being referred to herein as the "Exchange Fund").

     (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates ("Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Parent Ordinary Shares pursuant to Section 1.4, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Ordinary Shares, cash in lieu of any fractional shares pursuant to Section 1.4(c) and any dividends or other distributions pursuant to Section 1.5(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to the holders, certificates representing the number of whole Parent Ordinary Shares into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence ownership of the number of whole Parent Ordinary Shares into which such shares of Company Common Stock shall have been so converted, and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article I.

     (d) Distributions With Respect to Unexchanged Share Certificates. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Ordinary Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Parent Ordinary Shares represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole Parent Ordinary Shares issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.4(c) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Ordinary Shares.

     (e) Transfers of Ownership. If requests are received for certificates representing Parent Ordinary Shares to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and accompanied by proper forms for transfer of the Parent Ordinary Shares represented thereby and such other documents as may be required by the Exchange Agent or Parent, as the case may be, and that the persons requesting such issue will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the transfer of such Parent Ordinary Shares to such persons, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing Parent Ordinary Shares into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.4, cash for fractional shares, if any, as may be required pursuant to Section 1.4(c) and any dividends or distributions payable pursuant to Section 1.5(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing Parent Ordinary Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     (g) No Further Ownership Rights in Company Common Stock. All Parent Ordinary Shares issued in accordance with the terms hereof (including any cash paid in lieu of fractional shares pursuant to Section 1.4(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the Certificates surrendered therefor, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, except as otherwise provided by law, they shall be canceled and exchanged as provided in this Article I, subject to Section 1.5(h).

     (h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of Company who have not previously complied with Section 1.5(c) shall thereafter look only to Parent for payment of their claim for Parent Ordinary Shares, any cash in lieu of fractional Parent Ordinary Shares and any dividends or distributions with respect to Parent Ordinary Shares.

     (i) No Liability. Notwithstanding anything to the contrary in this Section 1.5, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of Parent Ordinary Shares or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.6 Director of Parent.

     (a) Parent shall take all actions necessary to cause the election and appointment of Ronald Budacz, or such person as may be selected by Mr. Budacz with the consent of Parent, which consent shall not be unreasonably withheld, provided that such person is not be an employee of Company or any of its subsidiaries (the "Company Nominee"), to the Board of Directors of Parent (the "Parent Board"), and his election to the position of Deputy Chairman, as of the Effective Time.

     (b) The Company Nominee shall hold his position as a member of the Parent Board, and as Deputy Chairman, for a term of three (3) years if permitted by Singapore law or the Articles and Memorandum of Association of Parent. If such term is not permitted by Parent's Articles and Memorandum of Association and applicable law, the Company Nominee shall hold such position until the next Annual General Meeting of the shareholders of Parent, and Parent shall use all reasonable efforts to cause the Company Nominee to be nominated and re-elected at such Annual General Meeting to serve as a member of the Parent Board, unless he shall decline or be unable to serve, until his resignation or removal or the election or appointment of his successor in the manner provided by Parent's charter documents and applicable law.

     1.7 Tax and Accounting Consequences.

     (a) It is intended by the parties hereto that the Merger shall constitute a non-taxable reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     (b) Neither Parent nor Merger Sub nor the Surviving Corporation will report the Merger or take any other action for tax purposes inconsistent with treatment of the Merger as a reorganization within the meaning of Section 368 of the Code, to the full extent permitted by the Code.

     (c) It is intended by the parties hereto that the Merger be treated as a pooling of interests for accounting purposes. Upon the written request of Parent, Merger Sub and Company shall enter into an amendment to this Agreement providing that in lieu of the Merger of Merger Sub with and into Company as contemplated by this Article I, the structure of the transactions contemplated by this Agreement would be modified so that Parent may effect an acquisition of all of the outstanding Company Common Stock directly, or by an affiliate of Parent or a trust established by Parent or an affiliate thereof, or may effect a merger of Company with or into any other subsidiary or affiliate of Parent, in each case on the terms specified in such written request of Parent; provided that (a) the holders of Company Common Stock and holders of Company Options are not and will not be adversely affected in any way thereby; (b) the transaction provided for in such amendment qualifies as a tax free reorganization pursuant to Internal Revenue Code Section 368(a) and that Company's stockholders shall not incur any tax liability as a result thereof or with respect thereto; (c) the transaction provided for in such amendment may be accounted for as a pooling of interests under GAAP; (d) the transaction does not impose any additional requirements or obligations upon Company (other than obligations arising after the Effective Time) or adversely affect the ability of any of Company, Parent or Merger Sub to satisfy the conditions to Closing by the scheduled Closing Date set forth in Article VI hereof; and (e) the transaction shall not have any other adverse affect on Company, its employees or operations prior to the Effective Time or on Company's stockholders. In any proceeding in which there shall be any dispute between Parent and Company as to whether any transaction meets the criteria set forth in clauses (a) through (e) of the preceding sentence, Parent shall have the burden of proof.

     1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Parent, Company and Merger Sub will take all such lawful and necessary or desirable action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date of this Agreement and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing (and referencing the specific representation qualified thereby or to which exceptions specific references are made herein) in the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "Company Disclosure Letter"), as follows:

     2.1  Organization  and Good Standing.  Company and each of its subsidiaries
(a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (c) except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     2.2 Subsidiaries and Other Interests. Other than the entities identified in
Part 2.2 of the Company Disclosure Letter, neither Company nor any of the other entities identified in Part 2.2 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.2 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

     2.3 Certificate of Incorporation and Bylaws. Company has delivered to Parent a true and correct copy of: (a) the Certificate of Incorporation and Bylaws of Company, as amended to date and as in full force in effect; and (b) Company's minute book containing all records of all proceedings, consents, actions and meetings during the past three (3) years of Company's stockholders, Board of Directors and any committees of the Board of Directors (other than minutes of the November 8, 1999 and November 20, 1999 meetings of the Board of Directors of Company). Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     2.4 Authority.

     (a) Company has all requisite corporate power and authority to enter into this Agreement and the Company Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to approval by the stockholders of Company. The execution and delivery of this Agreement and the Company Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of consummation of the Merger, only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders. A vote of the holders of outstanding shares of the Company Common Stock representing a majority of all votes entitled to be cast on the matter is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Company Option
Agreement have each been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, each constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The execution and delivery of this Agreement and the Company Option Agreement by Company does not, and the performance of this Agreement and the Company Option Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any Company Contract (as defined in Section 2.16) or any other material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4 of the Company Disclosure Letter lists all consents, waivers and approvals under any Company Contract or any other of Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, could reasonably be expected to result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.22) with the SEC in accordance with the Exchange Act, (iii) as may be required under applicable federal, foreign and state securities (or related) laws and under the HSR Act, and the corresponding laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5 Company Capital Structure.

     (a) Stock. The authorized capital stock of Company consists of (i) 90,000,000 shares of Company Common Stock, par value $0.01 per share, of which there were 38,266,719 shares issued and outstanding as of November 19, 1999, including shares held in treasury, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of November 19, 1999, there are 1,647,000 shares of Company Common Stock held in treasury by Company.

     (b) Options and Warrants. As of November 19, 1999, Company had reserved an aggregate of 8,590,492 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plans (including shares subject to outstanding options or other outstanding rights). Stock options and unvested performance shares granted under the Company Stock Option Plans are respectively referred to in this Agreement as "Company Options" and "Performance Shares." As of November 19, 1999, there were outstanding Company Options to purchase an aggregate of 3,392,492 shares of Company Common Stock and rights to acquire 561,000 shares of Company Common Stock upon the vesting of Performance Shares pursuant to the Company Stock Option Plans. As of November 19, 1999, there were no warrants outstanding to purchase any shares of Company Common Stock. As of November 19, 1999, there were available an aggregate of 543,562 shares of Company Common Stock for issuance pursuant to Company's ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Part 2.5 of the Company Disclosure Letter lists for each holder of Company Options or Performance Shares as of November 19, 1999: (i) the name of such holder; (ii) the exercise price of the Company Options; (iii) the vesting schedule for the Company Options and the Performance Shares; and (iv) whether the exercisability of the Company Options or the vesting of the Performance Shares will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any.

     (c) Compliance with Legal Requirements. All outstanding shares of Company Common Stock, all outstanding Company Options, all Performance Shares and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and, to the knowledge of Company, all other applicable Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

     (d) Vesting Acceleration. There are no commitments or agreements of any character to whichCompany is bound obligating Company to accelerate the vesting of any Company Options or Performance Shares as a result of the Merger.

     (e) Option Records. Company has made available to Parent accurate, current and complete copies of the Company Stock Option Plans and any other stock option plans pursuant to which Company has granted stock options or other rights that are currently outstanding and the form of all stock option agreements or other agreements evidencing such options or rights.

     (f) Ownership of Subsidiaries. All of the outstanding capital stock of, or other ownership interests in, each subsidiary of Company is owned by Company, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no issued or outstanding securities exchangeable or convertible into or exercisable for equity securities or other ownership interests of any of the Company's subsidiaries.

     2.6 Obligations With Respect to Capital Stock.

     (a) Except as set forth in Sections 2.5(a) and 2.5(b), there are no equity securities of, or partnership interests or similar ownership interests in, Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

     (b) Except as set forth in Sections 2.5(b), there are no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

     (c) Except as contemplated by or disclosed elsewhere in this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

     2.7 SEC Filings; Company Financial Statements.

     (a) SEC Filings Generally. Company has filed all forms, reports and documents required to be filed by Company with the SEC since January 1, 1997 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Report (except that inaccuracies or omissions in Company SEC Reports filed prior to the date of this Agreement may be corrected only by other Company SEC Reports filed prior to the date of this Agreement). Taken as a whole, the Company SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report (except inaccuracies or omissions in Company SEC Reports filed prior to the date of this Agreement may be corrected only by other Company SEC Reports filed prior to the date of this Agreement). None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC. Each of the Company SEC Reports included, as exhibits thereto, all documents required to be filed as exhibits to such Company SEC Report under the rules and regulations of the SEC, except to the extent filed prior to the date of this Agreement in a subsequently filed Company SEC Report. All agreements filed by Company as exhibits to Company SEC Reports, as displayed on the World Wide Web via the EDGAR Service, conform to the agreements as executed by all parties thereto and are in full force and effect as so filed, except those which have expired in accordance with their terms or have been revised as disclosed in the Company SEC Reports.

     (b) Publicly Reported Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except to the extent corrected by a subsequently filed Company SEC Report (except that inaccuracies or omissions in Company SEC Reports filed prior to the date of this Agreement may be corrected only by other Company SEC Reports filed prior to the date of this Agreement), and except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of January 3, 1999 is hereinafter referred to as the "Company Balance Sheet." Since January 1, 1997, there has been no change in Company's accounting policies except as described in the notes to the Company Financials. Since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for

(i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (ii) liabilities incurred in connection with this Agreement, and (iii) liabilities specifically disclosed in Company SEC Reports filed with the SEC prior to the date of this Agreement.

     (c) Interim Financial Statements. Company has delivered to Parent copies of Company's unaudited consolidated balance sheet as of October 3, 1999 and income statement and statement of cash flows for the nine months ended October 3, 1999 (the "Company Interim Financial Statements"). The Company Interim Financial
Statements: (i) are in accordance with the books and records of Company; (ii) fairly present in all material respects Company's consolidated financial condition at the date therein indicated and the consolidated results of operations for the period therein specified; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except that the Company Interim Financial Statements may not contain footnotes required by GAAP and may be subject to normal and recurring year-end adjustments).

     (d) Amendments. Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, Company and each of its subsidiaries has carried on its business in the ordinary course consistent with past practices, and except as specifically and expressly disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Company Balance Sheet there has not been:

     (a) any change in the financial condition, properties, assets, liabilities, business, results of operations or prospects of Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Company Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries, or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, other than transactions among Company and its subsidiaries;

     (c) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock;

     (d) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees (except for increases in compensation to employees that are not officers or directors of Company, in the ordinary course of business consistent with prior practice), or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees (except for payments made to employees that are not listed on Part 2.8(d) of the Company Disclosure Letter in the ordinary course of business consistent with prior practice, and payments of bonuses to the employees listed on Part 2.8(d) of the Company Disclosure Letter in the amounts specified thereon, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay (except for grants made to employees that are not listed on Part 2.8(d) of the Company Disclosure Letter in the ordinary course of business consistent with prior practice) or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination, change-of-control or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby;

     (e) any material change or alteration in the policy of Company relating to the granting of stock options to its employees, directors and consultants;

     (f) any purchase or sale or other disposition, or any agreement or other legally binding arrangement for the purchase, sale or other disposition, of any of the properties or assets of Company or any of its subsidiaries, other than purchases and sales of inventory and equipment in the ordinary course of business consistent with past practice;

     (g) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Company or any subsidiary;

     (h) any material change by Company in its accounting methods, principles or
practices,   except  as  required  by   concurrent   changes  in  GAAP  (or  the
applicability thereof);

     (i) any material contingent liability incurred by Company or any of its subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Company or any of its subsidiaries;

     (j) any material obligation or liability of any nature, whether accrued, absolute or contingent, incurred by Company other than obligations and liabilities incurred in the ordinary course of business consistent with past practice;

     (k) any payment or discharge of a material Encumbrance or liability of Company which was not shown in the Company Interim Financial Statements or which was not incurred in the ordinary course of business thereafter;

     (l) any revaluation by Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

     (m) any material contract entered into by Company or any of its subsidiaries, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it or any of them is bound;

     (n) any obligation or liability incurred by Company to any of its officers, directors or stockholders, or any loans or advances made to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers;

     (o) any other material transaction entered into by Company or any of its subsidiaries other than transactions in the ordinary course of business; or

     (p) any agreement or understanding whether in writing or otherwise, for Company or any of its subsidiaries to take any of the actions specified in paragraphs (a) through (o) above.

     2.9 Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group.

     (b) Tax Returns and Audits.

          (i)  Company  and  each of its  subsidiaries  have  timely  filed  all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns;

          (ii) Company and each of its subsidiaries have withheld with respect to its employees all material (A) federal and state income taxes, (B) Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), (C) Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other material Taxes required to be withheld;

          (iii) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax;

          (iv) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination;

          (v) No material adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof;

          (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course, including, without limitation, as a result of acquisitions;

          (vii) There is no contract, agreement, plan or arrangement to which Company is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code; there is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code;

          (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
     Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company;

          (ix) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement;

          (x) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing;

          (xi) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (xii) Company has provided to Parent or its legal or accounting representatives copies of all material foreign, federal and state income tax and all state sales and use tax Returns for Company and each of its subsidiaries filed for all periods which have been requested by Parent or its representatives;

          (xiii) There are no material  Encumbrances on the assets of Company or
     any  subsidiary   relating  to  or  attributable   to  Taxes,   other  than
     Encumbrances for Taxes not yet due and payable;

          (xiv) None of Company or any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Return (other than a group the common parent of which was Company), or (B) has any liability or obligation for the Taxes of any Person (other than any of Company and its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; and

          (xv) Neither Company nor any of its subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

     2.10 Title to Properties; Absence of Encumbrances.

     (a) Part 2.10 of the Company Disclosure Letter lists each parcel of real property owned by Company or any subsidiary and all real property leases to which Company or any subsidiary is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases, and all material leases of personal property, are in full force and effect, are valid and effective in accordance with their respective terms, and afford Company and each of its subsidiaries, in all material respects, peaceful and undisturbed possession of the subject matter of the lease and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by Company or any of its subsidiaries that would give rise to a claim against Company or any subsidiary in an amount greater than $100,000.

     (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     (c) The plants, property and equipment of Company and its subsidiaries that are used in the operations of their business are generally in good operating condition and repair. All properties used in the operations of Company and its subsidiaries are reflected in the Company Balance Sheet to the extent required to be reflected under GAAP.

     2.11 Intellectual Property.

     (a) Title; Non-infringement. Company and each of its subsidiaries owns all right, title and interest in, or has the right to use, sell or license all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, all source and object code, algorithms, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of its respective business as presently conducted ("Company Intellectual Property"). Set forth in Part 2.11 of the Company Disclosure Letter is a true and complete list of all copyright and trademark registrations and applications and all patents and patent applications for Company Intellectual Property owned by Company and each of its subsidiaries. To the knowledge of Company, each such registration and patent is valid and subsisting. Company is not aware of any material loss, cancellation, termination or expiration of any such copyrights, trademarks, patents, registrations or applications. To the knowledge of Company, the business of Company and its subsidiaries does not cause Company or any of its subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and neither Company nor any of its subsidiaries has received any written claim or notice of infringement or potential infringement of the intellectual property of any other person. Neither the manufacture, marketing, sale or intended use of any product currently licensed or sold by Company or currently under development by Company violates any license or agreement between Company and any third party. Company and each of its subsidiaries has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Company Intellectual Property. Company is not aware of any infringement of any Company Intellectual Property by any third party. There are no royalties, fees or other payments payable by Company or any of its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the Company Intellectual Property.

     (b) Year 2000. Company has taken reasonable steps to ensure that its material systems and technology will record, store, process, calculate and present calendar dates falling before, on and after (and if applicable, spans of time including) January 1, 2000 and February 29, 2000 and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the systems and technology record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). Company has taken reasonable steps to ensure that its systems, services and technology will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and February 29, 2000. All of Company's and its subsidiaries' internal computer and technology systems and services which are critical or material to the operation of its business are Year 2000 Compliant. The Company Intellectual Property owned by the Company or any subsidiary is Year 2000 Compliant. Neither the Company Intellectual Property owned by the Company or any subsidiary nor any of the Company's material systems and technology used in the provision of its services or used in the operation or management of its business contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years.

     2.12 Compliance with Law; Permits; Restrictions.

     (a) Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries with respect to any alleged violation in any material respect of any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries.

     (b) Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Company as currently conducted (collectively, the "Company Permits"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.13 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Company Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to design, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company to seek indemnification from Company.

     2.14 Employee Benefit Plans.

     (a) Definitions. With the exception of the definitions of "Affiliate," "Employee" and "Employee Agreement" set forth in Section 2.14(a)(i), (v) and
(vi) below (which definitions shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

          (iii)   "COBRA"   shall   mean   the   Consolidated   Omnibus   Budget
     Reconciliation Act of 1985, as amended;

          (iv) "DOL" shall mean the Department of Labor;

          (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

          (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation or similar agreement or contract between Company or any Affiliate and any Employee or consultant that provides for annual compensation to such Employee or consultant in excess of $150,000;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "IRS" shall mean the Internal Revenue Service;

          (x) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) List of Plans and Agreements. Part 2.14 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company
Employee Plan, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. Company has provided to Parent: (i) correct and complete copies of each Company Employee Plan including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust (other than with respect to employee welfare plans (as defined in Sections 3(1) of ERISA) for which Company provided to Parent the two (2) most recent such annual reports);
(iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and (viii) all written communications distributed to any

Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company.

     (d) Employee Plan Compliance. (i) Company and its subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, which is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) subject to applicable law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has Company or any subsidiary contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any obligation to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable law, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by law.

     (h) COBRA; FMLA. Neither Company nor any subsidiary nor, to Company's knowledge, any other Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, any material requirements of FMLA or any material provisions of any similar provisions of state law applicable to its Employees, except where the same would not have a Company Material Adverse Effect.

     (i) Contributions. All contributions due from the Company and any Affiliate with respect to any of the Company Employee Plans have been made or accrued on the Company Balance Sheet or arose after the date of the Company Balance Sheet in the ordinary course of business consistent with past practices including as a result of acquisitions.

     (j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, or a related trust or loan, that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, other than any such effects or any restrictions resulting under applicable laws of Singapore from or in connection with Parent's assumption of its obligations hereunder.

     (k) Employment Matters. Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), in each case, except where failure to be in compliance, to withhold or to properly classify such withholding could not reasonably be expected to result in a material liability to Company. Company and its subsidiaries have good labor relations, and Company has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations, and has no knowledge that any of its officers or management employees, or any significant number or other employees, intends to leave its employ. There are no pending, or, to Company's knowledge, threatened or reasonably anticipated material claims or actions against Company under any worker's compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company has materially violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company or disclosing to Company or using trade secrets or proprietary information of any other person or entity.

     (l) Labor. No work stoppage, labor strike or other material labor dispute against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company. All employees of the Company, and its United States Subsidiaries are legally permitted to be employed by Company or such subsidiary in the United States of America.

     2.15 Environmental Matters. To Company's knowledge:

     (a) Compliance with Law. Each of Company, its subsidiaries and its predecessors has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements. For purposes of this Agreement, "Environmental, Health, and Safety Requirements" shall mean all statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, each as amended and as now or hereafter in effect. "Hazardous Materials" means any toxic or hazardous substances, materials, chemicals or wastes, pollutants, contaminants, toxic chemicals, petroleum fractions, distillates, products or byproducts, asbestos, radioactive substances and polychlorinated biphenyls, as those terms are defined in the following statutes: the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss.9601, et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss.6901, et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.2601, et seq.; the Clean Air Act, 42 U.S.C. ss.7401, et seq.; the Clean Water Act, 33 U.S.C.ss.1251, et seq.; the Hazardous Materials Transportation Authorization Act, 49 U.S.C.ss.5101, et seq.; and the Occupational Safety and Health Act, 29 U.S.C.ss.651, et seq., or any related, comparable or analogous law of the particular state, province or country in which a particular Company facility is located.

     (b) Neither Company, its subsidiaries nor their respective predecessors has received any written or oral notice, report, demand, citation, request for information, complaint or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), arising under Environmental, Health, and Safety Requirements. Neither Company nor any of its subsidiaries is a potentially responsible party under CERCLA, RCRA, or any similar law of the state, province or country in which a Company facility is located. There have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any real property owned or leased by it or any of its subsidiaries which could reasonably be expected to result in a material liability to Company. There have not been in the past, and are not now, any aboveground tanks, underground tanks or underground pipes, lines, connections or other improvements at, on or under any real property owned or leased by it or any of its subsidiaries, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, except in accordance with applicable Environmental, Health and Safety Requirements. Company has not deposited, released, spilled, discharged or disposed of Hazardous Materials on any real property owned or leased by it or any of its subsidiaries, except in accordance with applicable Environmental Health and Safety Requirements, which could reasonably be expected to result in a material liability to Company.

     (c) None of Company, its subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that violates any Environmental, Health and Safety Requirements or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, administrative or civil penalties or criminal fines or penalties, or attorney fees, pursuant to any Environmental, Health, and Safety Requirements which, in any case, could reasonably be expected to result in a material liability to Company.

     (d) Liability for Others. Neither Company, its subsidiaries nor its predecessors has, either expressly or by operation of law, assumed, retained or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements other than in connection with any acquisitions of the assets, businesses or operations of another person or entity, or which could reasonably be expected to result in a material liability to Company.

     (e) Ongoing Compliance. Company has not received written notice of any facts, events, conditions or systems relating to the past or present facilities, properties or operations of any of Company, its subsidiaries, its and their respective predecessors which could prevent ongoing or continued compliance in all material respects with applicable Environmental, Health, and Safety Requirements, give rise to any material obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any administrative or civil penalties or criminal fines or penalties or any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including, without limitation, any liabilities relating to onsite or offsite releases or threatened releases of Hazardous Materials, personal injury, property damage or natural resources damage.

     2.16 Agreements, Contracts and Commitments. Neither Company nor any of its subsidiaries is a party to or is bound by:

     (a) any employment agreement, contract or commitment providing for annual compensation in excess of $150,000 with any employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

     (b) any agreement of indemnification (other than indemnities of banks and other financial institutions, financial advisers or underwriters or indemnification provisions contained in any acquisition, disposition or similar agreements or otherwise provided in the ordinary course of business), any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise, other than any such instruments between or among Company and its subsidiaries or financing facilities and borrowings thereunder made available to Company's subsidiaries, divisions and facilities to finance their respective local or regional operations;

     (c) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any material line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries or any employees of any thereof after the Effective Time or granting any exclusive distribution or other exclusive rights;

     (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

     (e) any supply agreement, manufacturing agreement or purchase order to which Company or one of its subsidiaries is a party which (i) may not be canceled by Company or its subsidiary, as the case may be, without penalty upon notice of 30 days or less, and (ii) which is material to Company;

     (f) any license agreement under which Company or any of its subsidiaries is licensor; or under which Company or any of its subsidiaries is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products);

     (g) any agreement by Company or any of its subsidiaries to encumber, transfer or sell rights in or with respect to any Company Intellectual Property;

     (h) any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

     (i) any agreement, contract or commitment relating to capital expenditures and which involves future payments in excess of $500,000 and which is not made in the ordinary course of business consistent with past practices; or

     (j) any other agreement, contract or commitment currently in effect that is material to Company's and its subsidiaries business, taken as a whole, as presently conducted and proposed to be conducted.

     Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to any contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (j) above or pursuant to Section 2.11 hereof or are required to be filed as exhibits to any Company SEC Report (any such agreement, contract or commitment, a "Company Contract"), is in breach, violation or default thereunder, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract, in such a manner as would permit any other party to cancel or terminate such Company Contract, could reasonably be expected to cause the loss of any material benefit or result in any material liability to the Company or any subsidiary, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each Company Contract is in full force and effect. No Company Contract has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

     2.17 Change of Control Payments. Part 2.17 of the Company Disclosure Letter sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Company as a result of or in connection with the Merger or as a result of termination of service or employment following the Merger.

     2.18 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 Customers and Suppliers.

     (a) Customers. Neither Company nor any of its subsidiaries has outstanding material disputes concerning its goods and/or services with any customer who, in the nine months ended October 3, 1999, was one of the twenty (20) largest sources of revenues for Company, based on amounts paid (a "Company Significant Customer") and Company has no knowledge of any material dissatisfaction on the part of any Company Significant Customer. No current Company Significant Customer has notified Company that it does not intend to continue as a customer of Company or its subsidiaries after the Closing or that such customer intends to terminate or materially modify existing contracts or arrangement with Company or subsidiaries. Part 2.19(a) of the Company Disclosure Letter lists each Company Significant Customer.

     (b) Accounts Receivable. Part 2.19(b) of the Company Disclosure Letter provides an accurate and complete breakdown and aging of the accounts receivable and notes receivable of Company and its subsidiaries as of November 19, 1999, categorized by period of aging (30, 60, 90 or 120 more days, and indicating which receivables are subject to asserted warranty claims). Such accounts receivable arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of Company.

     (c) Suppliers. Neither Company nor its subsidiaries have any outstanding material disputes concerning goods or services provided by any supplier who, in the nine months ended October 3, 1999, was one of the twenty (20) largest suppliers of goods and services to Company, based on amounts paid for products not readily available from another source ("Significant Supplier"). Company has not received any written notice of a termination or interruption of any existing contracts or arrangements with any Significant Suppliers. Company and its subsidiaries have access, on reasonable terms, to all goods and services reasonably necessary to them to carry on their business as currently conducted and Company has no knowledge of any reason why Company and its subsidiaries will not continue to have such access on reasonable terms subject to general industry conditions relating to availability of components. No Significant Supplier has notified Company or any of its subsidiaries that it will stop or materially decrease the rate of supplying materials, products or services to Company. Part 2.19(c) of the Company Disclosure Letter lists each Significant Supplier.

     (d) Warranties and Product Returns. Company's obligations to its customers with respect to defects in materials or workmanship is limited to an obligation to repair or replace the product in question. Since January 3, 1999, Company has not had any of its products returned by a customer except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Company.

     2.20 Inventory. The inventory of Company and its subsidiaries reflected in the Company Interim Financial Statements (the "Inventory") was valued at cost (determined on a first-in, first-out basis) or market, whichever is lower. The Inventory is in all material respects of good and merchantable quality and is readily usable and salable in the ordinary course of Company's businesses, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, in the Company Interim Financial Statements. For Inventory manufactured to customer specifications effectively rendering the Inventory salable only to that customer, the terms of the sales contracts applicable thereto require the customer to acquire such Inventory (to the extent of the quantity limits specified in such sales contracts) if it is manufactured and delivered in accordance with such sales contracts.

     2.21 Related Parties. Except as disclosed in Part 2.21 of the Company Disclosure Letter or in Company's Proxy Statement dated March 31, 1999 relating to its 1999 Annual Meeting of Stockholders, there are no undischarged contracts or agreements or other material transactions between Company or any of its subsidiaries, on the one hand, and any director or officer of Company or any of their respective Related Persons (as defined below), on the other hand, and no director or officer of the Company or any of their respective Related Persons have any interest in any of the assets of Company or any of its subsidiaries, in each case, which would be required to be disclosed pursuant to Item 404 of Regulation S-K. Except as set forth in the Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. No director or officer of Company or any of their respective Related Persons has any claim, charge, action or cause of action against Company or any of its Subsidiaries, except for claims for accrued vacation pay, accrued benefits under the Company Benefit Plans, claims for compensation, expense reimbursement and similar obligations. "Related Persons" means each other member of such individual's Family who is directly or indirectly controlled by such individual. "Family" of an individual includes (A) such individual, (B) the individual's spouse, siblings, or ancestors, (C) any lineal descendant of such individual, or their siblings, or ancestors or (D) a trust for the benefit of any of the foregoing.

     2.22 Disclosure. The information supplied by Company for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Ordinary Shares in the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of Company in connection with the meeting of Company's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting") and to the shareholders of Parent in connection with the meeting of Parent's shareholders to consider the approval of the issuance of the Parent Ordinary Shares pursuant to the Merger (the "Parent
Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders or Parent's shareholders, at the time of the Company Stockholders' Meeting or the Parent's Shareholder Meeting, respectively, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.23 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously determined (a) that the Merger is advisable and fair to, and in the best interests of Company and its stockholders, and (b) to recommend that the stockholders of Company approve and adopt this Agreement and approve the Merger.

     2.24 Fairness Opinion. Company's Board of Directors has received written opinions from its financial advisors, Salomon Smith Barney Inc. and Broadview International LLC, dated as of the date hereof, to the effect that the Exchange Ratio is fair to Company's stockholders from a financial point of view, and have delivered to Parent a copy of such opinions.

     2.25 Brokers' and Finders' Fees. Except for fees payable to Salomon Smith Barney Inc. and Broadview International LLC pursuant to engagement letters dated October 18, 1999, copies of which have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.26 Affiliates. Part 2.26 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate").

     2.27 Pooling of Interests. To the knowledge of Company, based on consultation with its independent accountants, neither Company nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Parent's ability to account for the Merger as a pooling of interests. Company is autonomous and has not been a subsidiary or division or another corporation or other entity since May 21, 1993. Since December 31, 1996, Company has not (a) paid any dividends or effected any other distributions to its stockholders other than distributions to Company's stockholders paid solely in shares of Company Common Stock, (b) reacquired or purchased any Shares of its capital stock, (c) changed any of its equity interests, or (d) sold significant assets in contemplation of a merger.

     2.28 No Existing Discussions. As of the date hereof, Company is not engaged, directly or indirectly, in any discussion or negotiations with any other party with respect to any Company Acquisition Proposal (as defined in Section 5.5).

     2.29 DGCL Section 203 Not Applicable. The Board of Directors of Company has taken all actions on its part required so that (a) the restrictions contained in
Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the Company's execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date of this Agreement and as of the Closing Date, Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing (and referencing the specific representation qualified thereby or to which exceptions specific references are made herein) in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter"), as follows:

     3.1  Organization.  Parent and each of its subsidiaries  (including  Merger
Sub) (a) is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is organized; (b) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (c) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     3.2 Subsidiaries and Other Interests. Other than the entities identified in
Part 3.2 of the Parent Disclosure Letter, neither Parent nor any of the other entities identified in Part 3.2 of the Parent Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, except for passive investments not exceeding five percent (5%) of any entity's ownership in equity interests of companies as part of the cash management program of Parent. Neither Parent nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Parent, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 3.2 of the Parent Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Parent's direct or indirect equity interest therein.

     3.3 Certificate of Incorporation and Bylaws. Parent has delivered or made available to Company a true and correct copy of: (a) the Articles of Association and Memorandum of Association of Parent, as amended to date and as in full force in effect; and (b) Parent's minute book containing all records of all proceedings, consents, actions and meetings during the past three (3) years of the Parent shareholders, Board of Directors and any committees of the Board of Directors. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Articles of Association or Memorandum of Association or equivalent governing instruments.

     3.4 Authority.

     (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to approval by the shareholders of Parent. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of consummation of the Merger, only to the approval and adoption of this Agreement and the approval of the Merger by Parent's shareholders. The affirmative vote of the holders of a majority of the issued shares of Parent present in person or by proxy, attorney or representative at the Parent Shareholders' Meeting is sufficient to approve the issuance of Parent Ordinary Shares pursuant to the Merger. Parent, as the sole stockholder of Merger Sub, has acted by written consent to approve the Merger and the adoption of this Agreement by Merger Sub, which consent Parent and Merger Sub represent and warrant constitutes the requisite approval of the Merger and this Agreement by Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Association or Memorandum of Association of Parent or the
Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Parent's subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation, in each case that is material to Parent, to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected. Part 3.4 of the Parent Disclosure Letter lists all consents, waivers and approvals under Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, could reasonably be expected to result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) as may be required under applicable federal, foreign and state corporate and securities (or related) laws and under the HSR Act and the corresponding laws of any foreign country, there being no consents, approvals or other such matters required under the securities laws of Singapore except for filings to notify of the allotment of the Parent Ordinary Shares and except for filings to comply with relevant securities laws in the event that any shares in the capital of Parent are offered to the public in Singapore pursuant to this Agreement, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.5 Parent and Merger Sub Capital Structure.

     (a) Shares. The authorized share capital of Parent consists of (i) two hundred fifty million (250,000,000) Parent Ordinary Shares, par value S$0.01 per share, of which there



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

were 57,177,536 shares issued and outstanding as of November 19, 1999. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Association or Memorandum of Association of Parent or any agreement or document to which Parent is a party or by which it is bound.

     (b) Options and Warrants. As of November 19, 1999, Parent had reserved an aggregate of 12,800,000 Parent Ordinary Shares for issuance pursuant to Parent's 1993 Share Option Plan, 1997 Interim Share Option Plan, 1998 Interim Share Option Plan, 1999 Share Option Plan and non-plan options (the "Parent Equity Plans"), including shares subject to outstanding options, and 400,000 Parent Ordinary Shares for issuance pursuant to Parent's 1997 Employee Share Purchase Plan. As of November 19, 1999, there were options outstanding to purchase an aggregate of 6,389,704 Parent Ordinary Shares pursuant to the Parent Equity Plans ("Parent Options") and purchase rights outstanding to purchase no more than an aggregate of 293,277 Parent Ordinary Shares pursuant to Parent's 1997 Employee Share Purchase Plan. As of November 19, 1999, there were no warrants outstanding to purchase Parent Ordinary Shares. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     (c) Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, 100 of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

     (d) Due Issuance. The Parent Ordinary Shares to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any Encumbrances whatsoever except Encumbrances created by the respective holders thereof.

     3.6 Obligations With Respect to Capital Stock.

     (a) Except as set forth in Sections 3.5(a) and (b), there are no equity securities of, or partnership interests or similar ownership interests in, Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

     (b) Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities of, or partnership interests or similar ownership interests in, any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

     (c) Except as set forth in Section 3.5(b), there are no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrants, call, right, commitment or agreement.

     3.7 SEC Filings; Parent Financial Statements.

     (a) SEC Filings Generally. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1997, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Taken as a whole, the Parent SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC. Each of the Parent SEC Reports included, as exhibits thereto, all documents required to be filed or exhibits to such Parent SEC Report under the rules and regulations of the SEC. All agreements filed by Parent as exhibits to the Parent SEC Reports, as displayed on the World Wide Web via the EDGAR Service, conform to the agreements as executed by all parties thereto and are in full force and effect as so filed, except those which have expired in accordance with their terms or have been revised as disclosed in the Parent SEC Reports.

     (b) Publicly Reported Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except to the extent corrected by a subsequently filed Parent SEC Report prior to the date of this Agreement, and except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and immaterial year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of March 31, 1999 is hereinafter referred to as the "Parent Balance Sheet." Since March 31, 1998, there has been no change in Parent's accounting policies except as described in the notes to the Parent Financials. Since the date of the Parent Balance Sheet, neither Parent nor any of its subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for
(i) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, (ii) liabilities incurred in connection with this Agreement, and (iii) liabilities specifically disclosed in Parent SEC Reports filed prior to the date of this Agreement.

     (c) Interim Financial Statements. Parent has delivered to Company copies of Parent's unaudited consolidated balance sheet as of September 24, 1999 and income statement and statement of cash flows for the six months ended September 24, 1999. Such financial statements: (i) are in accordance with the books and records of Parent; (ii) fairly present in all material respects Parent's consolidated financial condition at the date therein indicated and the consolidated results of operations for the period therein specified; and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of any footnotes required by GAAP and may be subject to normal, immaterial year end adjustments).

     (d) Amendments. Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.8 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, Parent and each of its subsidiaries has carried on its business in the ordinary course consistent with past practices, and except as specifically and expressly disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Parent Balance Sheet there has not been:

     (a) any change in the financial condition, properties, assets, liabilities, business, results of operations or prospects of Parent, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Parent Material Adverse Effect;

     (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

     (c) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock;

     (d) any material change or alteration in the policy of Parent relating to the granting of stock options to its employees, directors and consultants;

     (e) any revaluation by Parent of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

     (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Parent or any subsidiary;

     (g) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

     (h) any material contingent liability incurred by Parent or any of its subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Parent or any of its subsidiaries;

     (i) any material obligation or liability of any nature, whether accrued, absolute or contingent, incurred by Parent other than (A) obligations and liabilities which could not reasonably be expected to have a Parent Material Adverse Effect and (B) obligations and liabilities incurred in the ordinary course of business consistent with past practice;

     (j) any material payment or discharge of a material Encumbrance or liability of Parent which was not shown in the Parent Interim Financial Statements or which was not incurred in the ordinary course of business thereafter; or

     (l) any agreement or understanding whether in writing or otherwise, for Parent or any of its subsidiaries to take any of the actions specified in paragraphs (a) through (k) above.

     3.9 Taxes.

     (a) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns;

     (b) Parent and each of its subsidiaries have withheld with respect to its employees all material (i) federal and state income taxes, (ii) Taxes pursuant to FICA, (iii) Taxes pursuant to FUTA and other material Taxes required to be withheld;

     (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax;

     (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination;

     (e) No material adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof;

     (f) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course;

     (g) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent;

     (h) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement;

     (i) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing;

     (j) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code;

     (k) There are no material Encumbrances on the assets of Parent or any subsidiary relating to or attributable to Taxes, other than Encumbrances for Taxes not yet due and payable; and

     (l) None of Parent or any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Return (other than a group the common parent of which was Parent), or (B) has any liability or obligation for the Taxes of any Person (other than any of Parent and its subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     3.10 Title to Properties; Absence of Encumbrances.

     (a) All real estate leases to which Parent or any of its subsidiaries is a party, and all material leases of personal property, are in full force and effect, are valid and effective in accordance with their respective terms, and afford Parent and each of its subsidiaries, in all material respects, peaceful and undisturbed possession of the subject matter of the lease and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by Parent or any of its subsidiaries that would give rise to a claim against Parent or any subsidiary in an amount greater than $100,000.

     (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     (c) The plants, property and equipment of Parent and its subsidiaries that are used in the operations of their business are generally in good operating condition and repair. All properties used in the operations of Parent and its subsidiaries are reflected in the Parent Balance Sheet to the extent required to be reflected under GAAP.

     3.11 Intellectual Property.

     (a) Title; Non-infringement. Parent and each of its subsidiaries owns all right, title and interest in, or has the right to use, sell or license all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, all source and object code, algorithms, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of its respective business as presently conducted ("Parent Intellectual Property"). To the knowledge of Parent, each copyright and trademark registration and each patent for Parent Intellectual Property owned by Parent and each of its subsidiaries is valid and subsisting. Parent is not aware of any material loss, cancellation, termination or expiration of any such copyrights, trademarks, patents, registrations or applications therefor. To the knowledge of Parent, the business of Parent and its subsidiaries does not cause Parent or any of its subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and neither Parent nor any of its subsidiaries has received any written claim or notice of infringement or potential infringement of the intellectual property of any other person. Neither the manufacture, marketing, sale or intended use of any product currently licensed or sold by Parent or currently under development by Parent violates any license or agreement between Parent and any third party. Parent and each of its subsidiaries has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Parent Intellectual Property. Parent is not aware of any infringement of any Parent Intellectual Property by any third party. There are no royalties, fees or other payments payable by Parent or any of its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of the Parent Intellectual Property.

     (b) Year 2000. Parent has taken reasonable steps to ensure that its material systems and technology is Year 2000 Compliant. Parent has taken reasonable steps to ensure that its systems, services and technology will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and February 29, 2000. All of Parent's and its subsidiaries' internal computer and technology systems and services which are critical or material to the operation of its business are Year 2000 Compliant. The Parent Intellectual Property owned by Parent or any subsidiary is Year 2000 Compliant. Neither the Parent Intellectual Property owned by Parent or any subsidiary nor any of Parent's material systems and technology used in the provision of its services or used in the operation or management of its business contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years.

     3.12 Compliance with Law; Permits; Restrictions.

     (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries with respect to any alleged violation of any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

     (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

     3.13 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent.

     3.14 Employee Benefit Plans.

     (a) Definitions. With the exception of the definitions of "Affiliate," "Employee" and "Employee Agreement" set forth in Section 3.14(a)(i), (v) and
(vi) below (which definitions shall apply only to this Section 3.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "Parent Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee;

          (iii) "Employee" shall mean any current, former, or retired employee, officer, or director of Parent or any Affiliate;

          (iv) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Parent or any Affiliate and any Employee or consultant that provides for annual compensation to such Employee or consultant in excess of $150,000;

     (b) Employee Plan Compliance. (i) Parent and its subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to any Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, which is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; and (vi) neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

     (c) Pension Plans. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (d)  Multiemployer   Plans.  At  no  time  has  Parent  or  any  subsidiary
contributed to or been requested to contribute to any Multiemployer Plan.

     (e) No Post-Employment Obligations. No Parent Employee Plan provides, or has any obligation to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (f) COBRA; FMLA. Neither Parent nor any subsidiary nor, to Parent's knowledge, any other Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, any material requirements of FMLA or any material provisions of any similar provisions of state law applicable to its Employees, except where the same would not have a Parent Material Adverse Effect.

     (g) Contributions. All contributions due from the Parent and any Affiliate with respect to any of the Parent Employee Plans have been made or accrued on the Parent Balance Sheet or arose after the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices including as a result of acquisitions.

     3.15 Environmental Matters. To Parent's knowledge:

     (a) Compliance with Law. Each of Parent, its subsidiaries and its predecessors has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

     (b) Neither Parent, its subsidiaries nor their respective predecessors has received any written or oral notice, report, demand, citation, request for information, complaint or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), arising under Environmental, Health, and Safety Requirements. Neither Parent nor any of its subsidiaries is a potentially responsible party under CERCLA, RCRA, or any similar law of the state, province or country in which a Parent facility is located. There have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any real property owned or leased by it or any of its subsidiaries which could reasonably be expected to result in a material liability to Parent. There have not been in the past, and are not now, any aboveground tanks, underground tanks or underground pipes, lines, connections or other improvements at, on or under any real property owned or leased by it or any of its subsidiaries, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, except in accordance with applicable Environmental, Health and Safety Requirements. Parent has not deposited, released, spilled, discharged or disposed of Hazardous Materials on any real property owned or leased by it or any of its subsidiaries, except in accordance with applicable Environmental Health and Safety Requirements, which could reasonably be expected to result in a material liability to Parent.

     (c) None of Parent, its subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that violates any Environmental, Health and Safety Requirements or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, administrative or civil penalties or criminal fines or penalties, or attorney fees, pursuant to any Environmental, Health, and Safety Requirements which, in any case, could reasonably be expected to result in a material liability to Parent.

     (d) Liability for Others. Neither Parent, its subsidiaries nor its predecessors has, either expressly or by operation of law, assumed, retained or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements other than in connection with any acquisitions of the assets, businesses or operations of another person or entity, or which could reasonably be expected to result in a material liability to Parent.

     (e) Ongoing Compliance. Parent has not received written notice of any facts, events, conditions or systems relating to the past or present facilities, properties or operations of any of Parent, its subsidiaries, its and their respective predecessors which could prevent ongoing or continued compliance in all material respects with applicable Environmental, Health, and Safety Requirements, give rise to any material obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any administrative or civil penalties or criminal fines or penalties or any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including, without limitation, any liabilities relating to onsite or offsite releases or threatened releases of Hazardous Materials, personal injury, property damage or natural resources damage.


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

     3.16 Insurance. Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Parent and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     3.17 Customers and Suppliers

     (a) Customers. Neither Parent nor any of its subsidiaries has outstanding material disputes concerning its goods and/or services with any customer who, in the nine months ended September 25, 1999, was one of the fifteen (15) largest sources of revenues for Parent, based on amounts paid (a "Parent Significant Customer") and Parent has no knowledge of any material dissatisfaction on the part of any Parent Significant Customer.

     (b) Suppliers. Neither Parent nor its subsidiaries have any outstanding material disputes concerning goods or services provided by any supplier who, in the nine months ended September 25, 1999, was one of the fifteen (15) largest suppliers of goods and services to Parent, based on amounts paid for products not readily available from another source ("Parent Significant Supplier"). Parent has not received any written notice of a termination or interruption of any existing contracts or arrangements with any Parent Significant Suppliers. Parent and its subsidiaries have access, on reasonable terms, to all goods and services reasonably necessary to them to carry on their business as currently conducted and Parent has no knowledge of any reason why Parent and its subsidiaries will not continue to have such access on reasonable terms subject to general industry conditions relating to availability of components. No Parent Significant Supplier has notified Parent or any of its subsidiaries that it will stop or materially decrease the rate of supplying materials, products or services to Parent.

     (c) Warranties and Product Returns. Parent's obligations to its customers with respect to defects in materials or workmanship is generally limited to an obligation to repair or replace the product in question. Since March 31, 1999, Parent has not had any of its products returned by a customer except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue by Parent.

     3.18 Inventory. The inventory of Parent and its subsidiaries reflected in the Parent Interim Financial Statements (the "Parent Inventory") was valued at cost (determined on a first-in, first-out basis) or market, whichever is lower. The Parent Inventory is in all material respects of good and merchantable quality and is readily usable and salable in the ordinary course of Parent's businesses, except for items of obsolete materials and materials of below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, in the Parent Interim Financial Statements. For Parent Inventory manufactured to customer specifications effectively rendering the Parent Inventory salable only to that customer, the terms of the sales contracts applicable thereto generally require the customer to acquire such Parent Inventory (to the extent of the quantity



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

limits specified in such sales contracts) if it is manufactured and delivered in accordance with such sales contracts.

     3.19 Disclosure. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders or Parent's shareholders, at the time of the Company Stockholders' Meeting or the Parent Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Shareholders' Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.20 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, determined (a) that the Merger is advisable and fair to, and in the best interests of Parent, its shareholders and Merger Sub, and (b) to recommend that the shareholders of Parent approve the issuance of the Parent Ordinary Shares pursuant to the Merger and adopt this Agreement.

     3.21 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.23 Affiliates. Part 3.23 of the Parent Disclosure Letter is a complete list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Rule 145 promulgated under the Securities Act (each a "Parent Affiliate").

     3.24  Pooling  of  Interests.   To  the  knowledge  of  Parent,   based  on
consultation with its independent accountants, neither Parent nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Parent's ability to account for the Merger as a pooling of interests. Parent is autonomous and has not been a subsidiary or division of another corporation or other entity since December 31, 1993. Since December 31, 1996, Parent has not (a) paid any dividends or effected any other distributions to its stockholders other than distributions to Parent's shareholders paid solely in Parent Ordinary

Shares, (b) reacquired or purchased any of its sales, (c) changed any of its equity interests, or (d) sold significant assets in contemplation of a merger.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and Company each agrees as to itself and its respective subsidiaries, to carry on its (and its subsidiaries') business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform its other obligations when due, and use all reasonable efforts (and in any event no less than would be consistent with its past practices), to (i) preserve intact its (and its subsidiaries') present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, Company will promptly notify Parent, and Parent will promptly notify Company, of any material event involving its respective business or operations, and of any event that could reasonably be expected to have a Material Adverse Effect.

     (a) In addition, except as permitted by the terms of this Agreement, and except as provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (i) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or employment agreements in effect as of the date of this Agreement;

          (ii) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in the Company Disclosure Letter, or adopt any new severance plan;

          (iii) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property other than such extensions, amendments or modifications as would be necessary to maintain the term or status of the Company Intellectual Property;

          (iv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock;

          (v) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (vi) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (a) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Options or upon the vesting of Performance Shares, outstanding on the date of this Agreement,
     (b) the issuance, delivery and/or sale of shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof, (c) the issuance of shares of Company Common Stock under the Directors' Stock Plan, or the grant of options to acquire shares of Company Common Stock outside of any Company Stock Option Plan to newly hired employees that are not officers or directors of Company on terms consistent with past grants, provided that (1) the vesting of such options does not accelerate in connection with the Merger or any of the other transactions contemplated hereby, (2) such options vest over a four-year period, with not more than twenty-five percent (25%) in the first year, (3) the exercise price of such option is not less than the fair market value of Company Common Stock on the date of grant, and (4) the number of shares subject to such option is consistent with the past practice of Company.

          (vii) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

          (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for any such acquisitions involving aggregate consideration (including assumed indebtedness) of not more than $1,000,000, or enter into any material joint ventures, strategic partnerships or alliances;

          (ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to Company and its subsidiaries' business, taken as a whole, except sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice;

          (x) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities, as in effect on the date of this Agreement, in the ordinary course of business consistent with past practice;

          (xi) (A) Enter into any employment contract or collective bargaining agreement except offer letters in the ordinary course of business consistent with past practice with new employees who are terminable "at will", (B) pay or agree to pay any special bonus or special remuneration to any director or employee other than (1) to employees that are not officers or directors of Company in the ordinary course of business consistent with past practice, and (2) payments of bonuses to the employees listed on Part 2.8(d) of the Company Disclosure Letter pursuant to bonus criteria specified thereon, (C) increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) payable, or to become payable to its directors, officers, employees or consultants other than increases in salary to employees that are not officers of Company in the ordinary course of business, consistent with past practice, (D) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers except to employees that are not officers of Company in the ordinary course of business, consistent with past practice, or (E) establish, adopt enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund policy or arrangement for the benefit of any directors, officers or employees;

          (xii) Make any payments outside of the ordinary course of business in excess of $5.0 million in the aggregate, other than pursuant to those certain letter agreements dated October 18, 1999 between Company and Salomon Smith Barney Inc. and Broadview International LLC, respectively;

          (xiii) Except as disclosed in Part 4.1 of the Company Disclosure Letter pursuant to any other clause of this Section 4.1(a), enter into, amend, modify or terminate any Company Contract or any agreement, contract or obligation which, if in effect on the date of this Agreement, would be a Company Contract;

          (xiv) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (xv) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

          (xvi) Take any actions that could prevent Parent from being able to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV (provided that if, prior to the taking of such actions, representatives of the independent auditors of both Parent and Company have stated that a proposed action would not prevent Parent from being able to account for the Merger as a pooling of interests, such action shall not be deemed to breach this clause (xvi);

          (xvii) Initiate, compromise or settle any material litigation or arbitration proceeding (other than as a result of a breach of this Agreement by Parent), except that Company may compromise or settle litigation or arbitration if the terms of such settlement do not require

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

     payment by Company and its subsidiaries of in excess of $1.5 million and do not impose any other material obligations on Company and its subsidiaries;

          (xviii) Except as contemplated by Section 5.19, amend the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement;

          (xix) Take or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xviii) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     (b) In addition, except as permitted by the terms of this Agreement, and except as provided in Part 4.1 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements or employment agreements in effect as of the date of this Agreement;

          (ii) grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof, or adopt any new severance plan;

          (iii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any capital stock; provided, that, subject to Section 1.4(f) above, Parent may effect a bonus issue of its Ordinary Shares in the manner contemplated in its proxy statement dated July 30, 1999 with respect to its Annual General Meeting on August 27, 1999;

          (iv) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (v) issue, deliver, sell, authorize, pledge or otherwise encumber any shares or any securities convertible into shares, or subscriptions, rights, warrants or options to acquire any shares or any securities convertible into shares, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (A) the grant of Parent Options, (B) the issuance, delivery and/or sale of Parent Ordinary Shares pursuant to the exercise of Parent Options,
     (C) the issuance, delivery and/or sale of Parent Ordinary Shares issuable to participants under Parent's 1997 Employee Share Purchase

     Plan consistent with the terms thereof, and the (D) the issuance of Parent Ordinary Shares in connection with acquisitions, joint ventures, strategic partnerships and strategic alliances other than issuance that would require approval by Parent's shareholders.

          (vi) cause, permit or propose any amendments to its Articles of Association or Memorandum of Association;

          (vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing all or a majority of the equity interests in, or all or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case where the same could reasonably be expected to prevent or materially delay the Merger;

          (viii) revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (ix) take any actions that could prevent it from being able to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV (provided that if, prior to the taking of such actions, representatives of the independent auditors of both Company and Parent have stated that a proposed action would not prevent
     Company from being able to account for the Merger as a pooling of interests, such action shall not be deemed to breach this clause (ix)); or

          (x) take or agree in writing or otherwise to take, any of the actions described in clauses (i) through (ix) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

             5.1 Proxy Statement/Prospectus; Registration Statement;
                      Antitrust and Certain Other Filings.

     (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, and will use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; provided, however, that Parent shall have no obligation to agree to account for the Merger as a



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

"purchase" in order to cause the Registration Statement to become effective. Each of Company and Parent will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders and at the earliest practicable time after the Registration Statement is declared effective by the SEC.

     (b) As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction, as agreed to by the parties, including such filings as may be required under the European Community Merger Regulation (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or pursuant to any other Legal Requirement relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings").

     (c) Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1. Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this
Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

     (d) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, as applicable, and, if necessary or advisable, mailing to stockholders of Company and/or shareholders of Parent, such amendment or supplement.

     5.2 Meeting of Company Stockholders.

     (a) Promptly after the date hereof, Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required under the rules of Nasdaq or Delaware Law in connection with obtaining such approvals. Company shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders' Meeting without the consent of Parent, which shall not be unreasonably withheld. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Company Acquisition Proposal (as defined in Section 5.5), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

     (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall (A) withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger or (B) approve or recommend, or indicate publicly its intention to approve or recommend, any Company Acquisition Transaction or Company Acquisition Proposal (as defined in Section 5.5). For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

     (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger, omitting such recommendation from the Proxy Statement/Prospectus, or approving or recommending any Company Superior Offer, if (i) a Company Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "Notice of Company Superior Offer") advising Parent that Company has received a Company Superior Offer, specifying all of the material terms and conditions of such Company Superior Offer and identifying the person or entity making such Company Superior Offer, (iii) Parent shall not have, within five (5) business days of Parent's receipt of the Notice of Company Superior Offer, made an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of its financial adviser) to be at least as favorable to Company's stockholders as such Company Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Company Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation, omitting such recommendation from the Proxy Statement/Prospectus, or approving or recommending a Company Superior Offer, is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, and (v) Company shall not have violated any of the restrictions set forth in Section 5.5 or this Section 5.2. Company shall provide Parent with at least three (3) business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of any meeting of Company's Board of Directors at which Company's Board of Directors considers, or is reasonably expected to consider, any Company Acquisition Proposal to determine whether such Company Acquisition Proposal is a Company Superior Offer. Subject to applicable laws, nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

     For purposes of this Agreement "Company Superior Offer" shall mean a bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company Stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed, or if such offer is subject to any material contingency as to the availability of financing (unless in the reasonable judgment of Company's Board of Directors, it is unlikely that such contingency will not be satisfied).

     (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

     5.3 Meeting of Parent Shareholders.

     (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Companies Act, Chapter 50 of Singapore and its Articles of Association to convene the Parent Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement. Parent will use all reasonable efforts to solicit from its shareholders proxies in favor of the issuance of Parent Ordinary Shares pursuant to the Merger, and will take all other action necessary or advisable to secure the vote or consent of its



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

shareholders required by the rules of Nasdaq or Singapore law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may, with the consent of the meeting, adjourn the Parent Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent Shareholders in advance of a vote on the issuance of Parent Ordinary Shares pursuant to the Merger, or, if as of the time for which the Parent Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders' Meeting. Parent shall ensure that the Parent Shareholders' Meeting is called, noticed, convened, held and conducted, that all proxies solicited by Parent in connection with the Parent Shareholders' Meeting are solicited in compliance with Singapore law, its Articles of Association, the rules of Nasdaq and all other applicable legal requirements. Parent's obligation to call, give notice, or convene and hold the Parent Shareholders' Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent with respect to the issuance of Parent Ordinary Shares pursuant to the Merger.

     (b) (i) the Board of Directors of Parent shall recommend that Parent Shareholders vote in favor of the issuance of the Parent Ordinary Shares pursuant to the Merger, (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent shareholders vote in favor of such matters at the Parent Shareholders' Meeting, and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose to resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent shareholders vote in favor of such matters. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Company if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by any Board of Directors or committee thereof shall be unanimous if each member of such Board of Directors or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

     5.4 Confidentiality; Access to Information; Standstill.

     (a) Confidentiality Agreement. The parties acknowledge that Company and Parent have previously executed mutual Confidentiality Agreements, dated as of August 9, 1999 and November 9, 1999 (the "Confidentiality Agreements"), and the Standstill Agreement dated as of November 9, 1999 (the "Standstill Agreement"), which Agreements will continue in full force and effect in accordance with their respective terms.

     (b) Access to Information. Company and Parent will each afford to the other and its accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of its product development efforts, properties, results of operations and personnel, as such other party may reasonably request and, during such period, each of Parent and Company shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws. Unless otherwise required by law, the parties will hold any such information which is non-public in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5 No Solicitation.

     (a) Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Company Acquisition Proposal, (ii) propose, enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Company Acquisition Proposal, (iii) engage in discussions with any person with respect to any Company Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Company Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Transaction (as defined below); provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.5 shall not prohibit Company from furnishing non-public information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted to Company prior to the date of the Company Stockholders' Meeting (and not withdrawn) an unsolicited, written, bona fide Company Acquisition Proposal that the Board of Directors of Company reasonably concludes (based on the written advice of its financial adviser) may constitute a Company Superior Offer if (A) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.5, (B) prior to the date of the Company Stockholders' Meeting, the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable Delaware Law, (C) prior to furnishing any such non-public information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Company Acquisition Proposal and of Company's intention to furnish non-public information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (D) Company gives Parent at least three (3) business days advance notice of its intent to furnish such non-public information or enter into such discussions, and (E) contemporaneously with furnishing any such non-public information to such person or group, Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by Company to Parent). Company and its


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

subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.5(a) by Company.

     (b) For purposes of this Agreement, "Company Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an offer or proposal by Parent) regarding or relating to any acquisition, merger or other potential transaction that if consummated would constitute a Company Acquisition Transaction. For the purposes of this Agreement, "Company Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Company; or (C) any liquidation or dissolution of Company.

     (c) In addition to the  obligations  of Company set forth in the  preceding
Section 5.5(a), Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to a Company Acquisition Proposal or of any Company Acquisition Proposal, or any inquiry with respect to or which Company reasonably believes would lead to any Company Acquisition Proposal, the material terms and conditions of such request, Company Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Company Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Company Acquisition Proposal or inquiry.

     5.6 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Company Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or the rules of the Nasdaq National Market after reasonable efforts have been made to consult with the other party before such public statement is required to be made. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.


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

     5.7 Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following:

          (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied,

          (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity,

          (iii) the obtaining of all necessary consents, approvals or waivers from third parties,

          (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and

          (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, or (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to, or that could reasonably be expected to affect any party's ability to effect, the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9 Stock Options, Warrants, ESPP and Employee Benefits.

     (a) At the Effective Time, each then outstanding Company Option whether or not vested or exercisable at the Effective Time and regardless of the respective exercise prices of the Company Options, will be assumed by Parent, and each Performance Share that vests at the Effective Time will be converted into Parent Ordinary Shares pursuant to Section 1.4. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan (and any applicable stock option agreement for such Company Option and any applicable agreement accelerating the vesting of such Company Option disclosed in the Company Disclosure Letter) immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions providing for exercisability following termination of employment) except as such terms and conditions may be altered to comply with Singapore legal requirements, and except further that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares and (ii) in the case of Company Options, the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; provided that if such calculation results in the exercise price being less than the par value of a Parent Ordinary Share, the exercise price shall be the par value of a Parent Ordinary Share. Each assumed Company Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, subject to acceleration in accordance with the terms thereof as disclosed in the Company Disclosure Letter. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all Company Options after the Effective Time. Within twenty (20) days after the Effective Time, Parent will issue to each person who immediately prior to the Effective Time was a holder of an outstanding Company Option a document evidencing the foregoing assumption thereof by Parent.

     (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to



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

the extent such Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.9 shall be applied consistent with such intent.

     (c) At the Effective Time, each outstanding purchase right with respect to the then open offering under the Company's ESPP (each an "Assumed Purchase Right") shall be assumed by Parent. Each Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the Company's ESPP and the documents governing the Assumed Purchase Right, except as such terms and conditions may be altered to comply with Singapore legal requirements, and except further that the purchase price of the shares of Parent's Ordinary Shares under the Assumed Purchase Right shall be the lesser of (i) the quotient determined by the dividing 85% of the fair market value of the Company's Common Stock on the Offering Date (as defined in the Company's ESPP) by the Exchange Ratio and (ii) 85% of the last sale price of the Parent's Ordinary Shares on Nasdaq on the last day of the offering that was open at the Effective Time (with the number of shares rounded down to the nearest whole share and the Purchase Price rounded up to the nearest whole cent; provided that if such calculation results in the purchase price being less than the par value of a Parent Ordinary Share, the purchase price shall be the par value of a Parent Ordinary Share). The Assumed Purchase Rights shall be exercisable only for Parent Ordinary Shares. The Company's ESPP shall terminate immediately following the purchase of shares under the Assumed Purchase Rights.

     (d) Effective immediately prior to the Effective Time, Company shall issue a final pro rata number of shares of Company Common Stock to directors of Company under Company's Directors' Stock Plan, it being understood that such shares of Company Common Stock shall be deemed outstanding as of the Effective Time for purposes of Section 1.4(a).

     (e) Parent shall take all action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Company Options and the Assumed Purchase Rights, and the vesting of Performance Shares.

     (f) As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements in accordance with this Section 5.17 (which may include terminating certain Company Employee Plans (as defined in Section 2.14(a)(ii)) immediately prior to the Effective Time if appropriate and to the extent permitted under applicable law).

     (g) For a period of at least one year following the Effective Time, Parent shall provide (or cause to be provided) benefits to any person who was employed by Company or its subsidiaries immediately prior to the Effective Time and who continues to be an employee of Parent or its subsidiaries ("Company Employees") that are either no less favorable in the aggregate to the benefits provided to similarly-situated employees of Parent or are generally equivalent to the benefits provided under the Company Employee Plans in existence immediately prior to the Effective Time. After the Effective Time, Parent shall grant (or cause to be granted) to each Company Employee credit for all service with Company prior to the Effective Time to the same extent as if such service had been service with Parent for (i) all eligibility and vesting purposes under all employee benefit plans, policies, programs and arrangements of Parent and any of its subsidiaries that cover a Company Employee, and (ii) purposes of satisfying any



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

preexisting condition exclusion or actively-at-work requirement that would otherwise apply to such Company Employee under any medical, dental or other welfare benefit plans, policies, programs and arrangements of Parent and any of its subsidiaries that employ a Company Employee, to the extent that this clause
(ii) does not violate the applicable plan, policy, program or arrangement; provided that Parent shall, to the extent permitted by the terms thereof and applicable law, as soon as practicable, take all action, including effecting any amendments to any such plan, policy, program or arrangement, as may be necessary or appropriate to prevent such violation.

     (h) Parent shall cause Surviving Corporation to assume, honor, maintain and perform in accordance with their respective terms, without deductions, counterclaims, interruptions or deferments (other than withholding under applicable law), all employment and severance agreements and arrangements disclosed on Part 5.9(h) of the Company Disclosure Letter, including any terms thereof, which provides for the payment or acceleration of benefits to employees, former employees or directors or former directors of Company upon or in connection with a change of control of Company. Parent further agrees to cause the Surviving Corporation to make any amendments to Company's Deferred Compensation Plan necessary to ensure that the intent of such plan is fulfilled despite the changes resulting from the Merger, such as, but not limited to, the conversion of Company Common Stock to Parent Ordinary Shares.

     (i) Parent shall cause Merger Sub and the Surviving Company to take all actions prescribed by the Exchange Act and the rules and regulations thereunder, including any SEC no-actions or interpretative letters issued thereunder, in order to ensure that the exchange of Company Common Stock and Parent's assumption of Company Options and obligations relating to unvested Performance Shares in accordance with this Agreement will not be deemed to be a purchase or sale of securities by any officer, director or employee of Company or any of its subsidiaries for purpose of Section 16 under the Exchange Act.

     5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the Parent Ordinary Shares issuable with respect to assumed Company Options, Performance Shares and Assumed Purchase Rights as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.11 Nasdaq Quotation. Parent agrees to cause the Parent Ordinary Shares issuable, and those required to be reserved for issuance, in connection with the Merger, to be approved prior to the Effective Time for quotation on the Nasdaq Stock Market, subject to official notice of issuance.

     5.12 Indemnification; Insurance.

     (a) Indemnification. From and after the Effective Time, Parent will (to the extent permitted under all applicable laws), and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors, officers, employees and other agents and representatives as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate



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

of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were entitled to indemnification under the corresponding provision of the Certificate of Incorporation and Bylaws of Company, unless such modification is required by law.

     (b) Insurance. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, to the extent available, directors' and officers' liability insurance, with respect to claims arising from events or conditions occurring on or prior to the Effective Time, including any claims relating to the Merger, covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 200% of such annual premium).

     (c) Survival and Beneficiaries. This Section 5.12 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

     5.13 Affiliate Agreements. Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "Company Affiliate Agreement"), each of which will be in full force and effect as of the date thereof and as of the Effective Time. Parent will use all reasonable efforts to deliver or cause to be delivered, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit D (the "Parent Affiliate Agreement"), each of which will be in full force and effect as of the date hereof and as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Ordinary Shares to be received by a Company Affiliate or Parent Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Ordinary Shares, consistent with the terms of the Company Affiliate Agreement or Parent Affiliate Agreement.

     5.14 Letter of Company's Accountants. Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.15 Letter of Parent's Accountants. Parent shall use all reasonable efforts to cause to be delivered to Company a letter of Arthur Andersen LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Company), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.16 Takeover Statutes. If any takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

     5.17 Stockholder Litigation. Each of Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement and the Option Agreements.

     5.18 Pooling Accounting. Each of Parent and Company shall use all reasonable efforts to cause the Merger to be accounted for as a pooling of interests. Parent will use its reasonable efforts to ensure that no person who is a Parent Affiliate takes any action that would prevent Parent from accounting for the Merger as a pooling of interests. Company will use all reasonable efforts to ensure that no person who is a Company Affiliate takes any action that would prevent Parent from accounting for the Merger as a pooling of interests.

     5.19 Rights Agreement. Company shall, within five (5) business days of the date hereof, take all actions necessary, if any, such that, for all purposes under the Rights Agreement dated as of May 4, 1993 between Company and Norwest Bank Minnesota, N.A., as rights agent, neither Parent nor Merger Sub shall be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the Rights will not separate from the Company Common Stock, as a result of Parent's or Merger Sub's entering into this Agreement, the Company Option Agreement or the Company Voting Agreement or consummating the Merger and/or the other transactions contemplated hereby or thereby. Company shall, within five (5) business days of the date hereof, taken all necessary action, if any, with respect to all of the outstanding Rights so that, immediately prior to the Effective Time, (a) Company will not have any obligations under the Rights or the Rights Agreement with respect to the Merger and/or the other transactions contemplated hereby and (b) the holders of Rights will have no rights under the Rights or the Rights Agreement with respect to the Merger and/or the other transactions contemplated hereby.



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

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

     (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved by a vote of holders of outstanding shares of Company Common Stock representing a majority of all votes entitled to be cast on the matter.

     (b) Parent Shareholder Approval. The issuance of the Parent Ordinary Shares pursuant to the Merger shall have been duly approved by the requisite majority of the shareholders of Parent under applicable Nasdaq rules, Singapore laws and Parent's Articles of Association.

     (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

     (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or otherwise limiting or restricting Parent's conduct or operation of the business of Company and its subsidiaries following the Merger in a manner that could reasonably be expected to have a Parent Material Adverse Effect. All waiting periods, if any, under the HSR Act and the European Community Merger Regulation relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     (e) Approvals. Other than the filing provided for by Section 1.2(a), all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file or obtain is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect shall have been filed, been obtained or occurred.

     (f) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Fenwick & West LLP and Curtis, Mallet-Prevost, Colt & Mosle LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to


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

make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     (g) Nasdaq Listing. The Parent Ordinary Shares to be issued in the Merger shall have been approved for quotation on the Nasdaq Stock Market subject to notice of issuance.

     6.2. Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

     (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (except, in the case of clause (ii), for breaches, inaccuracies and omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

     (c) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

     (d) Opinion of Accountants.

          (i) Parent shall have received from Arthur Andersen LLP, independent auditors for Parent, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Arthur Andersen LLP concurs with Parent's management conclusion that Parent may account for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16, and Company shall have received a copy of such letter.

          (ii) Company shall have received from Deloitte & Touche LLP, independent public accountants for Company, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Deloitte & Touche LLP concurs with Company's management conclusion that no conditions exist related to Company that would preclude Parent from accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16.


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

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

     (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except, for (1) breaches, inaccuracies and omissions of such representations and warranties (A) contained in Section 2.8(a), which shall be true and correct as of the date of this Agreement and shall be true and correct in all material respect is on and as of January 31, 2000, or (B) with respect to any representation or warranty which have neither had nor reasonably would be expected to have a Material Adverse Effect on Company, or, (2) in the case of clause (ii), which directly result from actions taken with the prior written consent, or taken at the written direction of Parent, it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

     (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by an authorized officer of Company.

     (c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and prior to January 31, 2000.

     (d) Opinion of Accountants.

          (i) Parent shall have received from Arthur Andersen LLP, independent auditors for Parent, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Arthur Andersen LLP concurs with Parent's management conclusion that Parent may account for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16.

          (ii) Company shall have received from Deloitte & Touche LLP, independent public accountants for Company, a letter dated the Closing Date (which may contain customary qualifications and assumptions), to the effect that Deloitte & Touche LLP concurs with Company's management conclusion that no conditions exist related to Company that would preclude Parent from accounting for the Merger as a pooling of interests under Accounting Principles Board Opinion No. 16, and Parent shall have received a copy of such letter.





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                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or shareholders of Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

     (b) by either Company or Parent if the Merger shall not have been consummated by the date that six (6) months after the date of this Agreement (the "Outside Date"), for any reason; provided, however, that the Outside Date shall be extended to the date that is nine (9) months after the date of this Agreement upon written notice of either party to the other party, which notice shall be delivered on or within ten (10) days before the date that is six (6) months after the date of this Agreement if any of the conditions specified in
Section 6.1(d) have not been satisfied on the date of such notice; and provided, further, that the right to terminate or extend this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

     (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

     (d) by either Company or Parent if the required approval of the Merger by the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company Stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain approval of the Company's stockholders shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of any Company Voting Agreements by any party thereto other than Parent;

     (e) by either Company or Parent if the required approval of the shareholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the shareholders of Parent duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent shareholder approval shall have been caused by (i) the action or failure to act of the Parent and such action or failure to act constitutes a material breach by Parent of this Agreement or (ii) a breach of any Parent Voting Agreement by any party thereto other than Company;


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

     (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Company Triggering Event (as defined below) shall have occurred.

     (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub through the exercise of its reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) prior to the Outside Date for 30 days after delivery of written notice from Company to Parent or Merger Sub, as the case may be, of its breach, provided Parent or Merger Sub continues to exercise all reasonable efforts to cure its breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if such breach by Parent or Merger Sub is cured prior to the Outside Date during such 30 day period, or if Company shall have materially breached this Agreement); or

     (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) prior to the Outside Date for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise all reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such breach by Company is cured prior to the Outside Date during such 30 day period, or if Parent shall have materially breached this Agreement).

     For the purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Company Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Company Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Company Acquisition


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

Proposal; (vi) a tender or exchange offer relating to securities of Company shall have been commenced by a person or entity unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer; or (vii) for any reason Company fails to call and hold the Company Stockholders' Meeting by the Outside Date (provided that such failure shall not constitute a Company Triggering Event if, at the Outside Date, Company would be entitled to terminate this Agreement under Section 7.1(b), 7.1(c), 7.1(e) or pursuant to the Merger7.1(g)).

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements and Standstill Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses.

     (a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) Termination Fee. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b), (d) or (f), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to three percent (3%) of the value of the Company Equity Value, in immediately available funds (the "Company Termination Fee"); provided, that in the case of termination under Section 7.1(b) or 7.1(d), such payment shall be made only if (A) following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a Company Acquisition Proposal, (B) the failure to consummate the Merger by the Outside Date is principally due to action or failure to act by Company, and such action or failure to act constitutes a breach of this Agreement, and (C) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into an agreement providing for a Company Acquisition (in which case such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by Company into such agreement). Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if


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

Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) , and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of a willful breach of this Agreement. For the purposes of this Agreement "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Company.

     In no event shall  Company be  required to make a payment  pursuant to this
Section 7.2 to the extent that such payment, together with the aggregate proceeds (without offset for any amounts paid or withheld for taxes) received by Parent in respect of the Option and any Option Shares (each as defined in the Company Option Agreement), prior to the time of such payment, exceeds or would exceed 3.5% of the Company Equity Value.

     For the purposes of this Agreement, "Company Equity Value" means the product of the average closing price of Company Common Stock on the Nasdaq National Market over the five (5) trading days prior to the date of termination pursuant to Sections 7.1(b), (d), or (f), and the sum of: (A) all shares of Company Common Stock that are outstanding as of the date of termination; (B) all shares of Company Common Stock issuable upon conversion of all shares of capital stock that is convertible into shares of Company Common Stock; and (C) all shares of Company Common Stock issuable upon conversion of all options and warrants to acquire Company Common Stock that are outstanding as of the date of termination.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


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

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time. The obligations of Parent and Company pursuant to Sections 5.4(a), 7.3 and 7.4, and this Article VIII, shall survive the termination of this Agreement.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:       If to Company, to:

FLEXTRONICS INTERNATIONAL LTD.        THE DII GROUP, INC.
2090 Fortune Drive                    6273 Monarch Park Place, Suite 200
San Jose, California  95131           Niwot, Colorado  80503
Attention: Chief Executive Officer    Attention:  Chief Executive Officer
Telecopy No.: (408) 428-0420          Telecopy No.:   (303) 652-0416

with a copy to:                       with a copy to:

Fenwick & West LLP                    Curtis, Mallet-Prevost, Colt & Mosle LLP
Two Palo Alto Square                  101 Park Avenue
Palo Alto, California 94306           New York, New York 10178-0061
Attention:  David K. Michaels         Attention:  Jeffrey N. Ostrager
Facsimile Number: (650) 494-1417      Facsimile Number:  (212) 697-1559

     8.3 Interpretation; Certain Defined Terms. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For the purposes of this Agreement, the following definitions apply:

     (a) "Code" means the Internal Revenue Code of 1986, as amended;

     (b) "Delaware Law" means the General Corporation Law of the State of Delaware;


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

     (c) "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

     (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended;

     (e) "GAAP" means United States generally accepted accounting principles;

     (f) "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality of any nation or subdivision of any nation;

     (g) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     (h) "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter, after reasonable inquiry of such matter;

     (i) "Legal Requirements" means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined above);

     (j) "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to, (A) the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries, (B) the ability of such person to perform its obligations under this Agreement and to consummate the transactions provided for hereunder, or (C) the ability of such entity to conduct its business as presently conducted (except for changes, events, circumstances or effects that are caused solely by (i) conditions affecting the U.S. or world economy, (ii) conditions affecting the electronics manufacturing services industry as a whole, (iii) the pendency or announcement of this Agreement or the transactions contemplated hereby, to the extent attributable to the pendency or announcement of this Agreement or the transactions contemplated hereby, (iv) changes in the market price or trading volume of such entity's capital stock or (v) actions taken by Company with the prior written consent of Parent or at Parent's written direction; provided that any party asserting that any change, event, circumstance or effect is or has been caused solely by one or more of the conditions or events described in the preceding clauses (i) through (iv) shall bear the burden of proof in any proceeding with respect to establishing such assertion). "Company Material Adverse Effect" means a Material Adverse Effect with respect to Company and its subsidiaries, and "Parent Material Adverse Effect" means Material Adverse Effect with respect to Parent and its Subsidiaries.


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

     (k) "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

     (l) "SEC" means the United States Securities and Exchange Commission;

     (m) "Securities Act" means the Securities Act of 1933, as amended; and

     (n) "subsidiary" of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity which the specified entity controls, or of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.4   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality and Standstill Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except for the provisions of Sections 1.4, 1.5, 5.9(h) and 5.12, are not intended to confer upon any other person any rights or remedies hereunder.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or



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

injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any litigation or dispute resolution proceeding among the parties relating to this Agreement will take place in County of New Castle, Delaware. The parties consent to the personal jurisdiction of and the venue in the state and federal courts within such county.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     8.11 Disclosure Letter. Notwithstanding anything in the Company Disclosure Letter or the Parent Disclosure Letter to the contrary, nothing in the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure identifies the exception with particularity and describes the relevant facts in reasonable detail; provided, that a particular matter need only be disclosed once in such manner so long as it is cross-referenced wherever else applicable in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, in a manner sufficiently clear to identify to which representation or warranty an exception is being made or unless it is apparent from the express disclosure made on the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that an exception is being made to such representation or warranty.

     8.12 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                               FLEXTRONICS INTERNATIONAL LTD.

                               Signature: /s/ Michael E. Marks
                                          ----------------------------------
                               Printed Name: Michael E. Marks

                               Title: Chairman and Chief Executive Officer


                               SLALOM ACQUISITION CORP.

                               Signature: /s/ Robert R.B. Dykes
                                          ----------------------------------
                               Printed Name: Robert R.B. Dykes

                               Title: Chief Executive Officer


                               THE DII GROUP, INC.

                               Signature: /s/ Ronald Budacz
                                          ----------------------------------
                               Printed Name: Ronald Budacz

                               Title: Chief Executive Officer




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